UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 24, 2007
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.
V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552

Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01   OTHER EVENTS

The attached announcement was released to the news media on January 24th 2007.

GLOBAL INVESTMENT UPDATE: Red Truck Entertainment Launches Early Release of Album on iTunes

Vancouver, January 24, 2007 - Global Developments, Inc. (PINKSHEETS: GDVM), a publicly traded venture capital company, is pleased to provide the following update with respect to Red Truck Entertainment, a Phoenix and Nashville based recording, film, and distribution company in which Global holds an equity stake.

Red Truck Entertainment today announced that its recording of “Destinations” by emerging country artist Danny Griego has been given an early launch on iTunes, ahead of its general release on February 13, 2007, as part of its general marketing strategy of the album.

About Red Truck’s Marketing Plan

Red Truck’s marketing plan has included identifying and targeting specific audiences to promote “Wal-Mart Girls”, the music video single from the album, and the full-length album “Destinations”. Two 30-second trailers of the music video was aired during the Independence Bowl on December 28, 2006, that showed a link to the music video’s website. The Company also featured the music video on over 1,000 screens in 96 movie theaters, and released the song to approximately 600 radio stations. In addition, the Company has been marketing the music video and album through MySpace.com, with an active artist website at http://www.myspace.com/dannygriegosongwriter. The full-length album, which is entitled “Destinations”, is scheduled for release on February 13, 2007.

About Red Truck Entertainment

Red Truck Entertainment, through its subsidiaries, Lard Bucket Music, Miramonte Records, Red Truck Filmworks, and Americana Records, is engaged in the business of song and film publishing, recording and distribution. Red Truck is a vertically integrated company that wholly owns or partially owns subsidiaries that are engaged in the business of book and song publishing, music recording and film production. The company publishes and develops works by new and established writers, as well as music recording artists.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: January 24, 2007	By:	/s/ John D. Briner
President